EXHIBIT 16.1

                              [KPMG LLP LETTERHEAD]

 December 23, 1999

 Securities and Exchange Commission
 450 Fifth Street, N.W.
 Washington, D.C.  20549

 Ladies and Gentlemen:

 We were previously principal accountants for BroadVision, Inc. and, under the date of January 26, 1999, except as to Note 10, which is as of October 11, 1999, we reported on the consolidated financial statements of BroadVision, Inc. and its subsidiaries as of and for the years ended December 31, 1998 and 1997. On December 20, 1999, our appointment as principal accountants was terminated. We have read BroadVision, Inc.'s statements included under Item 4(a) of its Form 8-K dated December 23, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with BroadVision Inc.'s statements in Item 4(a)(iii), and except we are not aware of the existence of a condition required to be reported under item 304(a)(1)(v) of Regulation S-K. Therefore, we take no position with respect to BroadVision Inc.'s statements contained in Item 4(a)(v).

 Yours very truly,

 /s/  KPMG LLP

 KPMG LLP


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